Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement to Form S-1 of our report dated October 1, 2020, relating to the consolidated financial statements of Wu Ba Superior Products Holding Group, Inc. and its subsidiaries and the variable interest entity as of and for the years ended December 31, 2019 and 2018, to all references to our firm included in this Registration Statement filed with the U.S. Securities and Exchange Commission on October 1, 2020.

/s/ B F Borgers CPA PC

Lakewood, Colorado

October 1, 2020